Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-11 (No. 333-111643), and the Post-Effective Amendments No.1, 2, 3 and 4 thereto, and in the Registration Statement on Form S-11 (No. 333-128885) of Desert Capital REIT, Inc., of our report dated October 30, 2006, on the audited financial statements which appear in this Annual Report on Form 10-K/A as of and for the years ended December 31, 2005 and 2004. We also consent to the reference to us under the heading “Selected Financial Data” in this Annual Report on Form 10-K/A.

Aberdeen, South Dakota
November 1, 2006